IN THE CIRCUIT COURT OF COLE COUNTY,MISSOURI

BLUE CROSS AND BLUE SHIELD OF MISSOURI.      )
a Nonprofit Corporation,                     )
                             Plaintiff,      )
                                             )
              vs.                            )  Case No. CV196-0619CC
                                             )
JAY ANGOFF, Director,                        )
Missouri Department of Insurance, and        )
                                             )
JEREMIAH W. (JAY) NIXON, Attorney General    )
of State of Missouri,                        )
                                             )
                             Defendants.     )

                            ORDER

        Now on this 28th day of October, 1999. the Court takes up for hearing the Joint Motion by All Parties and the Amici Curiae to Approve Settlement

Agreement as Amended, dated and filed March 12, 1999. The Court also takes up the Second Report of the Special Master, dated and filed October 8,

1999(1), along with the objections thereto.

        The Court finds that before proceeding to hear any testimony, the

Special Master took and subscribed an oath faithfully to hear and examine the matters at issue and to make a just, impartial and true report,

in compliance with Rule 68.01 (d). The Court further finds that the

Special Master has filed transcripts, evidence and exhibits from all proceedings before him, that being from hearings on December 4th, 16th and 22nd

1998, and February 4th and October  4rh, 1999, as well as from the hearing on September 3, 1999 (the transcript for which was filed by the Special

Master on October 28, 1999), in compliance with Rule 68.OI(g)(l).

     Plaintiff offers two letters marked as Exhibit Numbers 117 and 118.

Without objection,  those exhibits are admitted. Plaintiff offers an affidavit marked as Exhibit Number 119, which exhibit is not admitted. Plaintiff tenders a witness. The Court finds that the proffered testimony is on matters that were the subject of hearings before the Special Master. There being no good cause shown for reopening the record under the present circumstances,

that tender is denied. Plaintiff makes an offer of proof regarding the testimony of the witness. The Court adheres to its prior ruling. Thereafter,

plaintiff presents argument, followed by arguments in behalf of the defendants. The Court takes the matters under advisement.

        Now on this 29th day of October, 1999, having considered the evidence and the record before the Special Master, having considered his Second Report,

and having considered the objections, suggestions and arguments of the parties, the Court overrules the objections and adopts the Second Report of the Special Master, pursuant to Rule 68.01 (g)(3).

        As to the Settlement

Agreement as Amended, the parties unanimously agree in their joint motion that a review of the settlement properly begins with the question of whether the conversion envisioned by the Settlement Agreement as Amended produces full and fair value for the non-profit assets of Blue Cross and Blue Shield of Missouri ("Blue Cross") that are being

converted.(2)  The Court agrees that if the proposed settlement fails to produce full and fair value for the citizens of Missouri, it cannot be approved. Review of the settlement on any other issue at

this time would be pointless if it fails this threshold test.(3)

     The Court finds that the value of Blue Cross is now at least $3OO million and may be worth upwards of $500 million.  But that much value will not be obtained if the most valuable asset of Blue Cross, its 80.1% interest in

RightCHOICE Managed Care, Inc., is sold in the manner required by the proposed settlement.  The essential framework requires a forced, piecemeal divestiture of the stock on the open market over a period of several years.

The control premium that normally enhances the value of an 80.1% interest would be lost.  The stock is thinly traded and is selling on the market below the intrinsic value of the company.  The manner of disposition required by the proposed settlement, which is to sell dispersed shares on the market, will drastically reduce the value of the 80.1% interest by at least 50%, and the loss may be as high as 70%.

        The proposed settlement fails to meet the legal test

under any standard suggested by the parties.  The Attorney General argues that the settlement should be approved unless it is found to be unreasonable,

unfair and inadequate.  The Court finds that the proposed settlement is unreasonable, unfair and inadequate.  The Court finds it is also unconscionable.

Blue Cross argues that the legal standard appropriate in determining the sufficiency of value is that of section 355.621, RSMo 1994. Section 355.621 requires that before a not-for-profit, public benefit corporation can convert to a for-profit corporation, the corporation must transfer out to a not-for-profit entity "assets with a value equal to the greater of the fair market value of the net tangible and intangible assets, including goodwill, of the public benefit corporation or the fair market value of the public benefit corporation if it were to be operated as a business concern. . . ."  The proposed settlement fails this test, too.

     Section 355.726.2(1) requires that the Court consider reasonable alternatives to dissolution where a corporation has continued to exceed or abuse the authority conferred upon it by law.  The Court finds that the transactions contemplated by the Settlement Agreement as Amended are not a

reasonable alternative to dissolution.

     IT IS, THEREFORE, ORDERED that the Joint Motion by All Parties and the Amici Curiae to Approve Settlement Agreement as Amended should be and the same is hereby denied.

     IT IS FURTHER ORDERED that the Settlement Agreement as Amended,

dated March 12, 1999, is disapproved.

     IT IS FURTHER ORDERED that the Special Master and his

counsel shall continue with their unfinished assignments under the Second

Order of Reference and report to the Court not later than 45 days after the Missouri Supreme Court issues its mandate on the pending appeal.

     IT IS FURTHER ORDERED that this order is interlocutory, that it does not make final disposition of this case or any part of this case,

that it makes no disposition subject to appeal, and that the Court retains jurisdiction over all matters not presently on appeal.

    IT IS FURTHER ORDERED that the Cleric shall promptly

transmit a copy of this Order to the Missouri Supreme Court and to the parties.





                           /s/ Thomas J. Brown, III
                           THOMAS J. BROWN III, CIRCUIT JUDGE


_______________________________
     (1) The Second Report of the Special Master is not and clearly was not intended as a full and final response to Second Order of Reference. The Special
Master's recommendations on
the limited question of the lawfulness of the Settlement Agreement as Amended took on some urgency when the Supreme Court of Missouri ordered this Court to reject or approve the amended settlement agreement on or before November
9. 1999.
The Special Master's interim report which is the subject of this Order does not preclude his further inquiries as hereinafter directed and a final report fully responsive to the Second
Order of Reference.
 (2)  Page 3 of Joint Motion by All Parties and the
                        Amici
Curiae to Approve Settlement Agreement as Amended.
The Court acknowledges and appreciates the position of the Department of Insurance articulated at hearing that its concern in this matter is limited to whether a viable insurance company would result from the Settlement Agreement as Amended. While the Settlement Agreement as Amended may well satisfy the more-circumscribed concerns of the Department of Insurance, the overriding issue is whether the Settlement Agreement as Amended delivers full and fair value for the non-profit assets of Blue Cross.
    (3) In their Objections, Blue Cross and the
Attorney
General insinuate that the Special Master's recommended rejection of the proposed settlement for its failure to transfer full value is a mere pretext for some hidden agenda tied to court control of the non-profit assets. The parties do the Special
Master a great disservice. He is a former circuit judge whose reputation on both sides of the bench over thirty years is beyond reproach. His conclusions on the issue of value are not only supported by the evidence - they are compelled by the evidence. Blue Cross and the Attorney General would be well-advised to address the value problem and desist from unfounded, irresponsible attacks on the Special Master's motives.